Exhibit 21

Maui Land & Pineapple Company, Inc. - Subsidiaries
Subsidiaries
As of December 31, 2005

Name	State of Incorporation	Percentage of Ownership
Maui Pineapple Company, Ltd.	Hawaii	100

Royal Coast Tropical Fruit Company, Inc.	Hawaii	100

Kapalua Land Company, Ltd.	Hawaii	100

Kapalua Realty Company, Ltd.	Hawaii	100

Kapalua Advertising Company, Ltd.	Hawaii	100

Kapalua Water Company, Ltd.	Hawaii	100

Kapalua Waste Treatment Company, Ltd.	Hawaii	100

Honolua Plantation Land Company, Ltd.	Hawaii	100

Kapalua Bay Holdings, LLC	Delaware	51

Kapalua Bay, LLC	Delaware	100